Ex. (d)(2)

Cohen & Steers Quality Income Realty Fund, Inc.	Computershare Trust Company, N.A. 150 Royall Street Suite V Canton Massachusetts 02021 Information Agent: Georgeson LLC Banks, Brokers and Shareholders call toll-free: (888) 812-7762

SUBSCRIPTION RIGHTS CERTIFICATE

VOID IF NOT RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00 PM

EASTERN TIME ON JULY 15, 2026 (UNLESS EXTENDED) (THE “EXPIRATION DATE”)

COHEN & STEERS QUALITY INCOME REALTY FUND,

INC. RIGHTS FOR SHARES OF COMMON STOCK

(Complete appropriate section on reverse side of this form)

The registered holder (the “Holder”) of this Subscription Certificate named below, or the assignee, is entitled to the number of transferable Rights shown above to purchase shares of common stock, par value $0.001 per share (the “Common Shares”), of Cohen & Steers Quality Income Realty Fund, Inc. (the “Fund”). Each Right entitles the Holder to purchase Common Shares (the “Subscription”) at the ratio of one Common Share for each three Rights, pursuant to the primary subscription (the “Primary Subscription”) and upon the terms and conditions and at the price (the “Subscription Price”) for each Common Share, each as specified in the prospectus supplement, dated June 18, 2026, and the accompanying prospectus, dated June 8, 2026 relating thereto (collectively, the “Prospectus”). If you are a Record Date Shareholder (as defined in the Prospectus) and hold fewer than three Rights, you are entitled to subscribe for one Common Share. To subscribe for Common Shares the Holder must present to Computershare Trust Company, N.A. (the “Subscription Agent” or “Computershare”), prior to 5:00 p.m., Eastern time, on the Expiration Date, either: (a) a properly completed and executed Subscription Certificate and a wire transfer of funds or a personal check drawn on a bank located in the United States and payable to “Computershare” for an amount equal to the number of Common Shares subscribed for under the Primary Subscription (and, if such Holder is a Record Date Shareholder electing to exercise the Holder’s over-subscription privilege (the “Over-Subscription Privilege”), pursuant to the terms of the Over-Subscription Privilege) multiplied by the estimated Subscription Price; or (b) a notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) guaranteeing delivery of a properly completed and executed Subscription Certificate.

Under the Over-Subscription Privilege, as described in the Prospectus, any number of additional Common Shares may be purchased by a Record Date Shareholder if such Common Shares are available and the Holder’s Rights under the Primary Subscription have been fully exercised and the pro rata allocation requirements have been satisfied. Any additional payment required from a participating Holder must be received by the Subscription Agent by 5:00 p.m., Eastern time, on the Expiration Date. Any excess payment to be refunded by the Fund to a Record Date Shareholder who is not allocated the full amount of Common Shares subscribed for pursuant to the Over-Subscription Privilege will be returned to such Record Date Shareholder by mail by the Subscription Agent as promptly as practicable. A participating Holder will have no right to rescind a purchase after the Subscription Agent has received a properly completed and executed Subscription Certificate and payment by means of a personal check or wire transfer. The Rights in this Subscription Certificate may be transferred, in the same manner and with the same effect as in the case of a negotiable instrument payable to specific persons, by duly completing and signing the assignment on the reverse side hereof. Capitalized terms used but not defined in this Subscription Certificate shall have the meanings assigned to them in the Prospectus relating to the Rights. This Subscription Certificate shall be governed by and construed in accordance with the laws of the State of Maryland. To subscribe pursuant to the Primary Subscription, three Rights and the estimated Subscription Price, which is $12.18, are required for each Common Share, and to subscribe pursuant to the Over-Subscription Privilege, the estimated Subscription Price is required for each Common Share. Payment of $12.18 per Common Share must accompany the Subscription Certificate. See the reverse side for forms.

Holder ID	COY	Class	Rights Qty Issued	Rights Cert #

Signature of Owner and U.S. Person for Tax Certification	Signature of Co-Owner (if more than one registered holder listed)	Date (mm/dd/yyyy)

PLEASE FILL IN ALL APPLICABLE INFORMATION.

A. Subscription*		÷ 3 =		x	$12.18	= $
(3 Rights = 1 Common Share)	(Rights Exercised)		(No. of Common Shares)		(Estimated Subscription Price)

*  If the aggregate estimated Subscription Price paid by a Record Date Shareholder is insufficient to purchase, at the estimated Subscription Price, the number of Common Shares that the participating Holder indicates are being subscribed for, or if a Record Date Shareholder does not specify the number of Common Shares to be purchased, then the Record Date Shareholder will be deemed to have exercised first, its Rights under the Primary Subscription (if not already fully exercised) and second , the Over-Subscription Privilege to purchase Common Shares to the full extent of the payment rendered. If the aggregate estimated Subscription Price paid by a Record Date Shareholder exceeds the amount necessary to purchase the number of Common Shares for which the participating Holder has indicated an intention to subscribe, then the Record Date Shareholder will be refunded any such excess amount remaining based on the number of Common Shares for which the participating Holder has indicated an intention to subscribe following the determination of the Subscription Price on the Expiration Date.

B. Over-Subscription**				x	$12.18	= $
			(No. of Common Shares)		(Estimated Subscription Price)

**TheOver-Subscription Privilege may only be exercised if the Primary Subscription Right is exercised to the fullest extent possible and may only be exercised by Holders as described in the Prospectus. Over-subscriptions may not be accepted by the Fund and are subject to pro rata reductions.

C. Amount of Check Enclosed or Wire Transfer (or amount in Notice of Guaranteed Delivery)						= $

D. Sell my Rights. Indicate the amount of Rights that you wish to sell						=

SECTION 1. TO SUBSCRIBE: I acknowledge that I have received the Prospectus for the Offer and I hereby irrevocably subscribe for the number of Common Shares indicated in line A hereon upon the terms and conditions specified in the Prospectus. I hereby agree that if I fail to pay for the Common Shares for which I have subscribed (or are deemed to have subscribed for as set forth above), the Fund may exercise any of the remedies set forth in the Prospectus.

Signature(s) of Subscriber(s)/Seller(s)

Please give your telephone number: ( )

Please give your e-mail address:

SECTION 2. TO TRANSFER RIGHTS: For value received, of the Rights represented by this Subscription Certificate are assigned to:

(Print Full Name of Assignee)
Social Security Number

(Print Full Address)

(Print Full Address)

Signature(s) of Assignor(s)

IMPORTANT: The signature(s) must correspond in every particular, without alteration, with the name(s) as printed on your Subscription Certificate.

Return Subscription Certificate by first class mail or overnight courier to: Computershare.

By First Class Mail:			By Express Mail or Overnight Courier:

Computershare			Computershare
C/O Voluntary Corporate Actions; COY: RQIF			C/O Voluntary Corporate Actions; COY: RQIF
P.O. Box 43011			150 Royall Street Suite V
Providence, RI 02940-3011			Canton, MA 02021

You can only exercise your Over-Subscription Privilege if you have fully exercised your Right, see above.

DELIVERY OF THIS SUBSCRIPTION CERTIFICATE TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Any questions regarding this Subscription Certificate and the Offer may be directed to Georgeson LLC toll free at (888) 812-7762.

Expiration Date: July 15, 2026 (unless extended)